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                                                                  EXHIBIT 10.8.1

                                 ADDENDUM NO. 1
                                       TO
                         STANDARD INDUSTRIAL/COMMERCIAL
                             MULTI-TENANT LEASE- NET

     THIS ADDENDUM NO. 1 TO STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE - NET ("Addendum") is made as of July 5, 2000 between PAS TRUST ("Lessor"), and VIANT CORPORATION, a Delaware corporation ("Lessee"), with reference to the following facts:

            A. This Addendum is attached to and made a part of that certain Standard Industrial/Commercial Multi-Tenant Lease- Net dated as of the date hereof (the "Lease"), for those certain premises (the "Premises") consisting of approximately fifty thousand two hundred twenty (50,220) square feet in a location indicated on Plan 1 in the building (the "Building") located at 3562-3582 Eastham Drive, Culver City, CA, as indicated on Exhibit A.

            B. Lessor and Lessee desire to supplement and amend the Lease on the terms and conditions set forth herein.

            C. Unless otherwise provided herein, defined terms used in this Addendum shall have the meanings set forth in the Lease.

     NOW, THEREFORE, for valuable consideration, the parties hereto agree as follows:

     50.    COMMENCEMENT DATE AND BASE RENT.

            50.1. COMMENCEMENT DATE. As provided in Paragraph 1.3 of the Lease, the Original Term shall be for eight (8) years, commencing on the Commencement Date. Lessor presently anticipates delivering to Lessee the Premises, for purposes of Lessee's commencement of its Tenant Improvement work therein, on or about August 1, 2000.

            50.2.    BASE RENT.

            50.2.1.  FIRST YEAR. The Base Rent for the Premises during the first
(1st) year of the Original Term shall be $93,409 per month.

            50.2.2. SECOND YEAR. The Base Rent for the Premises during the second (2nd) year of the Original Term shall be $95,518 per month.

            50.2.3.  THIRD YEAR. The Base Rent for the Premises during the third
(3rd) year of the Original Term shall be $97,691 per month.

            50.2.4. FOURTH YEAR. The Base Rent for the Premises during the fourth (4th) year of the Original Term shall be $99,929 per month.

            50.2.5.  FIFTH YEAR. The Base Rent for the Premises during the fifth
(5th) year of the Original Term shall be $102,233 per month.

            50.2.6.  SIXTH YEAR. The Base Rent for the Premises during the sixth
(6th) year of the Original Term shall be $104,607 per month.

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                                                                  EXHIBIT 10.8.1

            50.2.7. SEVENTH YEAR. The Base Rent for the Premises during the seventh (7th) year of the Original Term shall be $107,053 per month.

            50.2.8. EIGHTH YEAR. The Base Rent for the Premises during the eighth (8th) year of the Original Term shall be $109,571 per month.

     51. SECURITY DEPOSIT. Concurrently with Lessee's execution of the Lease and this Addendum, Lessee shall deliver to Lessor:

            51.1. CASH. The cash component of the Security Deposit in the amount of Two Hundred Thirty Thousand Dollars ($230,000.00), which amount Lessee shall be required to maintain on deposit with Lessor throughout the Original Term and any "Option Period" (as such term is defined in Paragraph 62.1 below); and

            51.2. LETTER OF CREDIT. An irrevocable letter of credit ("Letter of Credit") in the amount of One Million Six Hundred Thirty Thousand Dollars ($1,630,000.00). The Letter of Credit shall be issued by Greater Bay Bancorp, subject to Lessor's right, in the event of a material adverse change in the financial condition of Greater Bay Bancorp, to require that a substitute Letter of Credit be issued by a commercial bank reasonably acceptable to Lessor that maintains an office in Los Angeles County and has a Standard & Poor's or Moody's rating of at least "A", with such substitute issuance to occur no later than fifteen (15) days after Lessor's written request. The Letter of Credit shall be in form and content reasonably acceptable to Lessor, and provide at a minimum that:

            51.2.1.  Lessor is the beneficiary of the Letter of Credit;

            51.2.2. Lessor may make a full or partial draw on the Letter of Credit by presenting it for payment to the issuer at its Los Angeles County office, along with a written statement executed by an authorized signatory on behalf of Lessor stating that Lessee is in Breach of its obligations under the Lease or this Addendum and any cure period has expired without Lessee having cured the default;

            51.2.3. the initial term of the Letter of Credit shall not be less than one (1) year and, subject to the provisions of Paragraph 51.3 below, the Letter of Credit shall be automatically renewed by the issuer for successive periods of one (1) year each throughout the Original Term and for a period of thirty (30) days following the expiration of the Original Term, unless the issuer delivers a written notice of non-renewal to Lessor at least sixty (60) days in advance of the then scheduled expiration date of the Letter of Credit;

            51.2.4. if Lessor receives a notice of non-renewal of the Letter of Credit from the issuer, and Lessee fails to deliver to Lessor a replacement Letter of Credit reasonably acceptable to Lessor at least thirty (30) days prior to the expiration date of the Letter of Credit Lessor is then holding, Lessor shall have the right to present the Letter of Credit to the issuer for full cash payment, and Lessor may thereafter hold such cash amount under the terms of Paragraph 5 of the Lease; and

            51.2.5. the Letter of Credit may be transferred or assigned to any successor in interest to Lessor, and in such event Lessee shall bear the costs of any transfer or reissuance assessed by the issuer. If Lessee should assign its interest in this Lease as may allowed hereunder, the assignee may replace the Letter of Credit then held by Lessor with a Letter of Credit issued by assignee's bank and meeting the requirements of this Paragraph 51.2.

            51.2.6. Lessee shall have the right from time to time throughout the Original Term to post a substitute letter of credit for the Letter of Credit required hereunder, the form and substance of which substitute letter of credit shall be subject to Lessor's approval and the terms of this Paragraph 51.2. Upon Lessee's written

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                                                                  EXHIBIT 10.8.1

request from time to time, Lessor shall provide Lessee with a letter confirming the then Letter of Credit amount (including the amount of any actual increases and reductions with respect thereto)

            51.3. REDUCTION/RETURN OF LETTER OF CREDIT. Provided Lessee is not then in Default or Breach of the Lease or this Addendum on the first anniversary date of the Commencement Date and on each successive annual anniversary thereafter, Lessee shall have the right to decrease the amount of the Letter of Credit then held by Lessor down to: (i) $1,426,000 on the first anniversary of the Commencement Date of the Original Term; (ii) $1,222,000 on the second anniversary of the Commencement Date of the Original Term; (iii) $1,018,000 on the third anniversary of the Commencement Date of the Original Term; (iv) $814,000 on the fourth anniversary of the Commencement Date of the Original Term; (v) $610,000 on the fifth anniversary of the Commencement Date of the Original Term; and (vi) $510,000 on the sixth anniversary of the Commencement Date (and the Letter of Credit shall remain at $510,000 for the balance of the Original Term and any Option Period, unless otherwise mutually agreed in writing by the parties). Such reduction shall be accomplished by Lessee's delivery to Lessor of a new Letter of Credit in the lesser required amount (which Letter of Credit shall otherwise meet the requirements of Paragraph 51.2 above), in exchange for Lessor's concurrent delivery to Lessee of the larger Letter of Credit. In the event Lessee is then in Default and Lessee subsequently cures the Default prior to the expiration of the applicable cure period, the annual reduction in the amount of the Letter of Credit shall take place when the Default is cured. In addition, notwithstanding any of the foregoing to the contrary, if Lessee has been in Default more than twice during the twelve (12) month period prior to the scheduled date of reduction in the amount of the Letter of Credit, that annual reduction (and all subsequent reductions) in the amount of the Letter of Credit shall be postponed until the next following anniversary of the Commencement Date. If Lessee shall fully and faithfully perform every provision of this Lease to be performed by it, the Letter of Creditor any balance thereof shall be returned to Lessee (or, at Lessor's option, to the last assignee of Lessee's interest hereunder) within thirty (30) days after the later of the expiration of the Original Term and surrender of possession of the Premises to Lessor.

     52. PHYSICAL CONDITION. Lessee shall accept the Premises in their "as is" physical condition on the Commencement Date, without any obligation on Lessor's part to make any alterations or improvements to the Premises, except for Lessor's obligation to fund the "T.I. Allowance" and pay for certain "Shell and Core Work" as more particularly provided in Paragraphs 3.1 and 3.3 of EXHIBIT C attached hereto.

     53.    CERTAIN OCCUPANCY ISSUES.

            53.1. JANITORIAL. Lessee at Lessee's sole cost shall contract for janitorial services to the Premises. The janitorial services shall include the removal of trash to the trash areas of the Project, and the cleaning of any restrooms located within the Premises, and all other services sufficient to keep the Premises in a neat and clean condition at all times, all at Lessee's sole cost and expense. However, before providing any janitorial services, the janitorial contractor engaged by Lessee shall obtain and thereafter maintain a certificate of insurance evidencing liability insurance in an amount customarily provided by janitorial contractors serving similarly situated tenants, naming Lessor as an additional insured, and Lessee shall deliver a copy of such to Lessor.

            53.2. ELECTRICITY AND WATER. Lessee shall pay for all electricity and water consumed within the Premises during the Original Term and any extension or renewal thereof, including without limitation all hook-up and connection fees, and utility taxes and surcharges now or hereafter imposed by any utility company on Lessee. Lessor at Lessor's expense shall cause the Premises to be separately metered for electricity and water.

            53.3. ACCESS. Lessee shall have twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year, access to the Premises and parking facilities throughout the Original Term and ay extension or renewal thereof.

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                                                                  EXHIBIT 10.8.1

     54.    PARKING.

            54.1. NUMBER AND LOCATION OF SPACES. During the Original Term, Lessee will be obligated to rent from Lessor one hundred (140) vehicle parking spaces. Lessee, subject to Lessor's reasonable approval, shall have the right to increase the number of vehicles parked in Lessee's designated parking area by either valet parking or stacking of vehicles, at no additional monthly charge payable to Lessor for any such increase in the number of vehicles, provided this does not interfere with the use of the Project by other tenants and their guests or violate any Applicable Requirements then in effect, and provided the charges of any valet parking service are borne by Lessee. Parking charges to be paid by Lessee shall be the parking rates set forth in Paragraph 54.2 below.

            54.2. PARKING CHARGES. The parking rate during the first (1st) year of the Original Term shall be Four Thousand Nine Hundred Dollars ($4,900) (i.e., Thirty-Five Dollars ($35.00) per vehicle) per month. Such charges shall be increased by five percent (5%) per annum beginning on the first (1st) anniversary of the Commencement Date of the Original Term, on a cumulative and compounded basis; Lessor's failure to increase the parking rates on any Commencement Date anniversary shall not be deemed a waiver of Lessor's right to increase the parking rates on a retroactive basis, with the retroactive increase being payable in a lump sum. The parking rates set forth in this Paragraph are "net" to Lessor, and are exclusive of any Culver City or other governmental parking taxes hereafter imposed; any parking taxes shall at Lessor's option either be paid by: (i) Lessee directly to the taxing authority without reimbursement from Lessor and without offset or deduction against other amounts payable by Lessee to Lessor, or (ii) by Lessee directly to Lessor concurrently with Lessee's payment of the regularly recurring monthly parking charges, with Lessor then making direct payment to the taxing authority. Monthly parking charges shall be payable on the first day of each month, and shall be deemed additional rent and subject to late charges as set forth in Paragraph 13.4 and interest as set forth in Paragraph 19 of the Lease if not received when due. Should Lessor agree in its sole discretion to allow Lessee to rent additional parking spaces in the Project in the future not pursuant to any of Lessee's rights and privileges set forth in this Paragraph 54, the parking charges shall be at Lessor's then generally prevailing rates. Notwithstanding the foregoing, Lessee shall not have to pay to Lessor for any parking charges for the first five (5) months of the Original Term.

            54.3. MISCELLANEOUS. Lessee shall cause its employees and agents parking at the Project to comply with such reasonable and nondiscriminatory rules and regulations that Lessor may from time to time promulgate with respect to parking, including without limitation the display of parking identification tags. Lessor shall have the right to charge a commercially reasonable refundable deposit for issuance of so-called "secards", parking cards or other devices used to open a parking "arm" or security gate, should Lessor elect in its sole discretion to install such an "arm" or security gate. Lessee shall be entitled to use during the term of the Lease the parking for the Premises for its employees, agents, invitees, guests and customers. All responsibility for damage or theft to vehicles is assumed by Lessee and Lessee's employees, agents, invitees, guests and customers. Lessee shall repair or cause to be repaired, at Lessee's sole cost and expense, any and all damages caused to the parking area caused by Lessee's, or Lessee's employees', agents', invitees', guests' and customers' use of such parking area. Lessee hereby acknowledges that Lessor shall not be responsible for removing unauthorized vehicles or obstructions, the same to be the sole responsibility of Lessee.

     55.    ASSIGNMENTS AND SUBLEASES.

            55.1. PROFITS. Notwithstanding the provisions of Paragraph 12 of the Lease to the contrary, if any proposed assignment or sublease provides for Lessee to receive total rent or other consideration exceeding the total Base Rent called for under the Lease after deduction of Lessee's reasonable costs of brokerage commissions and reasonable attorneys fees in connection with such assignment or sublease, Lessee shall pay one-half (1/2) of the excess to Lessor as additional rent promptly on receipt thereof from time to time.

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                                                                  EXHIBIT 10.8.1

Notwithstanding the foregoing, however, with regard to a sublease, Lessee shall have the one-time right during the Original Term to enter into one sublease without the requirement of paying to Lessor the foregoing profits for the first twenty thousand (20,000) square feet of space, provided that the term of such sublease is for no more than two (2) years. The subletting of such twenty thousand (20,000) square feet may only take place pursuant to the terms and conditions of Paragraph 12 of the Lease, as amended by this Paragraph 55. Lessee shall immediately provide Lessor with written notification of such sublease, and such notification shall expressly provide the material terms and conditions of such sublease including, but not limited to sublease rental rates and commencement and expiration dates and the boundaries of the sublet space.

            55.2.    RECAPTURE RIGHT. Subject to the provisions of Paragraph
55.3 below, in the event Lessee wishes to assign all of its rights under the Lease and this Addendum to an assignee other than an Affiliate, or to sublease at least fifty percent (50%) of the square footage of the Premises for all or substantially all of the balance of the Original Term to a sublessee other than an Affiliate, Lessor may, by written notice to Lessee sent within fifteen (15) days of Lessee's request to assign or sublease, terminate the Original Term on the date that the proposed assignment or sublease would have commenced or taken effect, and the rent shall be prorated and paid through such early termination date. If Lessor does not exercise its right of an early termination of the Original Term pursuant to this Paragraph 55.2, Lessee may enter into the assignment or sublease upon obtaining Lessor's consent to the proposed assignment or sublease, which consent Lessor shall not unreasonably withhold or delay.

            55.3. LESSEE CLIENTS. So long as Lessee's principal business remains to assist and consult with clients in helping them grow and develop, including without limitation by identifying potential markets and building web-sites and internet presences for clients, and introducing clients to funding sources and strategic partners, and in the course of providing such services Lessee regularly invites clients to move into Lessee's offices on a short-term basis without payment of rent to permit the efficient delivery of such services, then so long as such clients are not occupying in the aggregate at any given time more than fifty percent (50 % ) of the square footage of the Premises, such use of the Premises by Lessee's clients will not count towards the fifty percent (50%) subleasing threshold that triggers Lessee's recapture right as provided in Paragraph 55.2 above. Lessee shall remain liable for the acts and omissions of its clients and its clients' employees, agents and invitees.

            55.4. LESSEE NON-COMPETITION. Notwithstanding anything in the Lease or this Addendum to the contrary, Lessor shall not be deemed to have unreasonably withheld its consent to a proposed assignment or sublease if the proposed assignee or sublessee, or any person or entity who directly or indirectly controls, is controlled by or is under common control with the proposed assignee or sublessee, is then an occupant of any portion of the Project, and space exists in the Project to accommodate the proposed assignee's or sublessee's space requirements.

     56. COMMON AREA OPERATING EXPENSES. The following shall be added to the end of Paragraph 4.2 of the Lease:

            (e) ALLOCATION OF COMMON AREA OPERATING EXPENSES. Lessee's obligation for payment to Lessor of Lessee's Share of Common Area Operating Expenses during any year shall be governed by the following principles:

            (1) Those Common Area Operating Expenses that are attributable to and benefit the tenants of the Project (i.e., expenses related to the surface parking area of the Project, Real Property Taxes and insurance for the Project, shall equitably allocated by Lessor thereto) shall be borne pro rata by each tenant, based on the square footage of the tenant's premises as compared to the square footage of the Building.

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                                                                  EXHIBIT 10.8.1

            (f) LESSEE'S SHARE. Lessee's Share of Common Area Operating Expenses (including Real Property Taxes and insurance) attributable to and benefiting the Project shall be 70.5%.

            (g) LESSEE'S AUDIT RIGHT. Notwithstanding any provisions of the Lease to the contrary, Lessee shall have the right, after reasonable notice but no more than once per calendar year, to inspect, review, audit and photocopy (and/or to have an independent consultant inspect, review, audit and photocopy), at Lessee's cost and expense, Lessor's accounting records related to Common Area Operating Expenses. Such inspection, review, audit and photocopy shall take place at a location of Lessor's choice within Los Angeles County. If such inspection, review or audit reveals that Lessor has overcharged Lessee, then within twenty (20) days after notice to Lessor, Lessor shall reimburse Lessee for the amount of the overcharge. If Lessor desires to contest such results, Lessor may do so by submitting the results of the audit to arbitration pursuant to the commercial rules of the American Arbitration Association within twenty
(20) days of receipt of the results, and the results of any such arbitration shall be final and binding on Lessor and Lessee. The arbitrator shall be an independent consultant with at least five (5) years experience in the review of operating expenses for properties comparable to the Premises. Lessee agrees to pay the cost of its inspection, review and audit; provided, however, if the result of the arbitration is that Lessor's determination of Lessee's Share of increases in Common Area Operating Expenses as set forth in was in error in Lessor's favor by more than six percent (6 %) of the actual Common Area Operating Expenses for such Comparison Year, Lessor shall pay the reasonable costs of such audit and all reasonable costs and expenses incurred in the arbitration. Notwithstanding any other provisions of the Lease to the contrary, Lessee's failure to object to Lessor's statement of Common Area Operating Expenses for any given year of the Original Term within ninety (90) days following Lessee's receipt thereof shall conclusively be deemed as Lessee's agreement to the accuracy of such statement. Further notwithstanding the foregoing, as a condition to Lessee or its auditor's review of Lessor's records, Lessee and its auditors shall be required to first execute Lessor's then standard commercially reasonable confidentiality agreement.

            (h) OPERATING EXPENSE EXCLUSIONS. Notwithstanding anything to the contrary contained in the Lease, Common Area Operating Expenses shall exclude, and Lessee shall not be obligated to pay any portion of, the following:

            (1) Any fee to or charge by Lessor or Lessor's agents (or any person or entity affiliated with Lessor or Lessor's agents) for management, supervision, profit or Lessor's general overhead (including without limitation on-site and off-site offices and personnel and any overhead allocation) to the extent that such fees and charges cumulatively exceed the prevailing rate for property management services for comparably-sized office projects in Culver City, West Los Angeles, Santa Monica and Marina Del Rey;

            (2) Costs associated with the operation of the business of the entity that constitutes Lessor, as the same are distinguished from the costs of operation of the Premises or the Project, including entity accounting and legal matters, costs of defending any lawsuits with any lender, costs of selling, syndicating, financing, mortgaging or hypothecating any of Lessor's interest in the Project, costs of any disputes between Lessor and its employees, disputes of Lessor with Project management, or outside fees paid in connection with disputes with other tenants;

            (3)      Lessor's in-house legal and/or accounting fees and costs;

            (4)      Lessor's reserves for future expenses;

            (5) Executive salaries, and salaries of service personnel (including any Project engineer) to the extent that such service personnel perform services other than in connection with the management,

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                                                                  EXHIBIT 10.8.1

operation, repair or maintenance of the Project, unless such costs of such service personnel are equitably prorated;

            (6) All interest and penalties incurred as a result of Lessor's failure to pay bills as they become due;

            (7) Costs of a capital nature, including without limitation capital improvements, capital replacements, capital repairs, capital equipment and capital tools, unless such costs are amortized over the useful life thereof (with interest at the lesser of 10% per annum or the rate actually charged by Lessor's lender). No such amortization shall be included for any such capital costs incurred prior to the Commencement Date;

            (8) Rental payments incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature;

            (9) Repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the original design, materials or workmanship of the Project and the improvements and building systems installed by or on behalf of Lessor thereon;

            (10) Costs incurred with respect to the repair and maintenance of the Common Area due to: (1) violation by Lessor of the terms and conditions of any provision of this Lease or any other lease in the Project, or any conditions, covenants, restrictions, easement agreements and similar private contracts, or (2) violation by Lessor of any governmental rule or authority;

            (11) Costs incurred by Lessor for repairs, replacements and/or restorations to or of the Project to the extent that Lessor is reimbursed by insurance or condemnation proceeds or by tenants, warrantors or other third parties;

            (12) Costs incurred with respect to the installation of tenant improvements made for other tenants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project, including without limitation costs of plans, construction, permits, license and inspection costs;

            (13) Brokerage commissions, tenant incentives, finders' fees, attorneys', accountants' and other consultants' fees, advertising expenses, entertainment and travel expenses and other costs incurred by Lessor in leasing or attempting to lease space in the Project;

            (14) Attorneys', accountants' and other consultants' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Project;

            (15) Any ground lease rental and all interest and amortization on any debt, including any loans secured by the Project;

            (16)     Lessor's advertising and promotional expenditures;

            (17)     Lessor's professional dues or charitable contributions;

            (18) "Real Property Taxes" shall not include any of the following: (i) increases due to any transfer of Lessor's interest in the Project or any portion thereof occurring during the first five (5) years of the Original Term only [Lessee is informed by Lessor, and acknowledges and agrees that the total Real Property Tax bill for the Project is comprised of three (3) separate Real Property Tax bills for the three (3) parcels that

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                                                                  EXHIBIT 10.8.1

comprise the land upon which the Project is located.]; (ii) interest on taxes or penalties resulting from Lessor's failure to pay taxes when due; (iii) franchise taxes, gift taxes, inheritance and succession taxes, estate taxes and federal and state income taxes; (iv) any tax items for which Lessee or other tenants in the Project are directly responsible; and (v) any additional costs that would result if, by law, any taxes or assessments may be paid in installments at the option of the taxpayer, and Lessor elects not to pay taxes and assessments in cash installments, in which case Lessee's Share of increases in Common Area Operating Expenses shall be computed as if such election had been made and only the installments paid;

            (19) Any costs incurred in connection with the investigation, abatement or remediation of any Hazardous Substances, including without limitation asbestos, in the Project, unless such Hazardous Substances are brought onto or released in, on or under the Project by Lessee or Lessee's employees, agents, contractors or invitees;

            (20) Costs incurred in connection with upgrading the Project to comply with disability, fire and life safety codes, ordinances, statutes or other laws in effect as of the date hereof, including without limitation ADA and including without limitation penalties or damages incurred, due to such non-compliance with codes, ordinances, statutes or other laws in effect as of the date hereof;

            (21) Damage and repairs necessitated by the gross negligence or willful misconduct of Lessor or Lessor's employees, contractors or agents;

            (22) Any costs related to any structural damage or repairs to the Project (other than commercially reasonable insurance deductible amounts), unless caused by Lessee or Lessee's employees, agents, contractors or invitees, and any tests or investigations regarding the structural components of the Project, including without limitation any tests, investigations, repairs or other remedial measures required pursuant to any applicable laws in effect as of the date hereof;

            (23) Overhead and profit increment paid to Lessor or to subsidiaries or affiliates of Lessor for goods and/or services in or to the Project to the extent the same exceed the generally prevailing costs of such goods and/or services rendered by unaffiliated third parties in Culver City, West Los Angeles, Santa Monica and Marina Del Rey, California on a competitive basis;

            (24) Any amounts in excess of the actual Common Area Operating Expenses incurred by Lessor after reduction for all cash, trade and quantity discounts received by Lessor;

            (25) Costs for which Lessor is reimbursed by any tenant or occupant of the Project or by insurance proceeds from Lessor's carrier or any tenant's carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

            (26) All items and services for which Lessee or any other tenant in the Project reimburses Lessor or which Lessor provides selectively to one or more tenants (other than Lessee) without reimbursement;

            (27) Costs arising from Lessor's charitable or political contributions, and gifts provided to any entity whatsoever, including but not limited to Lessee, other tenants, employees, vendors, contractors, prospective tenants and agents;

            (28) Any costs covered by any warranty, rebate, guarantee or service contract that are actually collected by Lessor (though Lessor shall not be prohibited from passing through the costs of any such service contract if such service contract cost is otherwise includable in Common Area Operating Expenses);

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                                                                  EXHIBIT 10.8.1

            (29) Costs incurred with respect to the repair of the roof of the Premises, unless caused by Lessee or Lessee's employees, agents or invitees;

            (30) Costs incurred with respect to the repair of the main sewer line and the main water line for the Project, unless caused by Lessee or Lessee's employees, agents or invitees;

            (31) Costs incurred with respect to repairs to the main electrical panel and transformers; unless caused by Lessee or Lessee's employees, agents or invitees; and

            (32) Costs incurred with respect to water drainage problems from the roof of the Building and the parking areas of the Project, unless caused by Lessee or Lessee's employees, agents or invitees.

            Lessor   shall: (x) not collect or be entitled to collect from
Lessee an amount in excess of Lessee's Share of one hundred percent (100%) of Common Area Operating Expenses actually paid or incurred by Lessor; and (y) reduce the amount of Common Area Operating Expenses by any refund or discount received by Lessor in connection with any expenses previously included in Common Area Operating Expenses.

     57. SIGNAGE. Lessee shall not place any sign upon the Premises without Lessor's prior written consent, which consent Lessor agrees not to unreasonably delay, condition or withhold. Lessor, agrees that, subject to its reasonable approval of size, font and graphics, and approval by the City of Culver City, if necessary, and conformity with any recorded covenants and restrictions, Lessee shall have the right, at its own cost and expense, to place and maintain signage upon the front and rear facades of the Premises to identify itself at its location at the Premises. At the expiration or earlier termination of this Lease, at Lessee's sole cost - and expense, it shall remove all such signage and repair any damage caused by such removal. Lessor shall have the right during the term of the lease to post a "for sale" sign on the facade of the Premises.

     58. NON-DISTURBANCE AGREEMENT. Lessor shall use commercially reasonable efforts to obtain for Lessee's benefit a subordination, non-disturbance and attornment agreement ("SNDA") from Lessor's lender, in form reasonably acceptable to the lender; provided, however, that Lessor's ability to obtain such SNDA shall not be a condition precedent to the effectiveness of the Lease and this Addendum, nor shall Lessor's inability to obtain such SNDA afford Lessee the right to cancel or terminate the Lease or this Addendum.

     59. NOTICE OF LEASE TERM DATES. Within ten (10) days after demand by either party to the other, the parties shall each execute and deliver a "Notice of Lease Term Dates" substantially in the form of SCHEDULE 59 attached hereto, for purposes of memorializing the Commencement Date of the Original Term and the commencement of Lessee's rental obligations with respect to the Premises.

     60. LESSOR EXCULPATION. It is expressly understood and agreed that notwithstanding anything in the Lease or this Addendum to the contrary, and notwithstanding any applicable law to the contrary, the liability of Lessor hereunder (including any successor lessor) and any recourse by Lessee against Lessor shall be limited solely and exclusively to the interest of Lessor in and to the Premises and the Project (including any sale, insurance or condemnation proceeds) and NOT to Lessor's interest in any other real or personal property that may be owned by Lessor or Lessor's trustees, trustors or beneficiaries, or affiliated entities, and neither Lessor nor any of its trustees, trustors or beneficiaries or affiliated entities or any of their respective employees or agents shall have any personal liability therefor, and Lessee hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Lessee. The limitations of Lessor's liability contained in this Paragraph 60 are in addition to all other limitations on Lessor's liability that are contained in the Lease and this Addendum.

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

                                                                  EXHIBIT 10.8.1

     61. LESSEE'S OFFSET RIGHTS. If Lessor fails to commence any repairs, provide services or perform other obligations required of Lessor under the terms of the Lease or this Addendum within thirty (30) days of receipt of written notice from Lessee (or a lesser period of time in the event of a material interference with the conduct of Lessee's business, but not less than five (5) business days), and to thereafter use its best efforts to diligently pursue the matter to completion as soon as reasonably possible, Lessee shall have the right to make the repair or take the required action and receive prompt reimbursement from Lessor of the costs reasonably incurred by Lessee. However, if the required action is reasonably anticipated to cost Lessee in excess of $5,000, Lessee shall provide Lessor with an additional five (5) days written notice (or lesser period of time in the event of a material interference with the conduct of Lessee's business, but no less than an additional three (3) business days) specifying that Lessee intends to take such required action at the end of the notice period. and the reasonably anticipated cost of such action, before taking such action at Lessor's reasonable expense. In the event Lessor does not reimburse Lessee for the reasonable out-of-pocket costs associated with such repair within thirty (30) days after written notice from Lessee detailing the actual out-of-pocket expenditure, then Lessee may deduct the amount from the date Lessee incurred such costs and expenses until such time as payment is made by Lessor, from the next installment of rent payable under the Lease. Notwithstanding any of the foregoing to the contrary, however, in no event shall Lessee have the right to deduct more than a total of $30,000 per annum against any rent due Lessor; provided, however, the foregoing limitation shall not be deemed a waiver of or limitation on Lessee's right to take legal action against Lessor for the recovery of amounts reasonably spent by Lessee in the performance of Lessor's obligations under the Lease and this Addendum and not offset against rent pursuant to this Paragraph. Lessee understands and acknowledges that Lessee's right-of-offset set forth in this Paragraph is subject to the approval of Lessor's lender from time to time; should any lender to Lessor disapprove such right, then this Paragraph shall be deemed deleted from this Addendum, but such deemed deletion shall not give Lessee the right to terminate the Lease and this Addendum or otherwise decrease or limit Lessee's duties or obligations.

     61.    OPTION TO RENEW.

            62.1 GRANT. Subject to the provisions of Paragraph 39 of the Lease, and subject further to Lessor's right to reasonably approve Lessee's financial statements for the twelve (12) month period immediately preceding the date of Lessee's exercise of the Option as a condition to Lessee's exercise of the Option (provided, however, that so long as Lessee's financial statement at the time of Option exercise is at least as strong as it is as of the date hereof, Lessor shall not have the right to disapprove Lessee's financial statement), and provided Lessee has not previously subleased more than fifty percent (50%) of the square footage of the Premises nor assigned its interest in the Lease and this Addendum to any person or entity who is not an Affiliate, Lessee shall have one (1) option (the "Option") to renew the Original Term for the Premises for one (1) term of five (5) years (the "Option Period"). The Option Period, if any shall commence immediately following the expiration of the Original Term, on the terms and conditions set forth herein.

            62.2 EXERCISE. The Option may be exercised only by Lessee delivering to Lessor written notice of Lessee's unconditional exercise of the Option; provided, however, that the Option shall be exercised no later than ten
(10) months prior to and no earlier than twelve (12) months prior to the expiration of the Original Term. If Lessee fails to timely exercise the Option in the manner herein specified, then the Option shall immediately and automatically terminate and be of no further force or effect on the first day of the tenth (10') month prior to the expiration of the Original Term. Time is of the essence with respect to the exercise of the Option.

            62.3 RENT DETERMINATION. All provisions of the Lease and this Addendum shall continue in full force and effect during the Option Period; provided, however, that the Base Rent for the first year of the Option Period shall be set at the "Prevailing Market Rent" (as such term is defined below), but in no event less than the Base Rent in effect during the final month of the Original Term. Lessor and Lessee shall have thirty

                                                                  EXHIBIT 10.8.1

(30) days following the exercise of the Option in which to agree as to the Prevailing Market Rent for the Premises as of the first month of the Option Period. In the event Lessor and Lessee are unable to agree on the Prevailing Market Rent within such thirty (30) day period, the Prevailing Market Rent shall be determined as follows:

            62.3.1 Within fifteen (15) days following the expiration of the thirty (30) day period for Lessor and Lessee to agree on the Prevailing Market Rent for the Premises for the Option Period, Lessor and Lessee shall each give written notice to the other designating by name, address and telephone number a California licensed commercial real estate broker having at least ten (10) years experience in the rental of commercial and "creative" office space in Culver City, West Los Angeles, Santa Monica and Marina del Rey. Within fifteen (15) days following the selection of the second broker to be designated, the first two (2) brokers shall select a third similarly qualified broker. The employment of each broker shall be conditioned on such broker's agreement to comply with the provisions of this broker's Paragraph 62.3.1. Within thirty (30) days after the selection of the third broker, the three (3) brokers so selected shall determine the Prevailing Market Rent for the Premises during the first year of the Option Period and each shall notify the Lessor and Lessee in writing within such thirty (30) day period of the Prevailing Market Rent for the Premises determined by such appraisal. The Prevailing Market rent for the Premises during the first year of the Option Period shall be determined by the brokers by applying the following criteria:

                     (i) The Prevailing Market Rent shall be based on the monthly net rent projected to be paid by tenants as of the first day of the upcoming Option Period, based on leases executed not earlier than six (6) months prior to the date the brokers shall meet, for commercial office space of comparable size (plus or minus 20 %) and quality, and taking into account the tenant improvements that are in the Premises (whether paid for by the Lessor or Lessee), cosmetic condition (with the assumption that Lessee has maintained the Premises in the condition required by the terms of the Lease, even if in fact Lessee has not), age of Premises, the "triple net" basis of the Lease, amenities (including above-usual parking availability) at the Project, and taking into consideration the rental concessions and other tenant inducements then given to new tenants in comparable class commercial office and "creative" space, as well as other relevant factors (collectively referred herein as "PMR Criteria"), for "creative" office space projects located within Culver City, West Los Angeles, Santa Monica and Marina del Rey (the "Comparison Area").

            A. The two appraisals for the Prevailing Market Rent that arithmetically are the closest shall be added together and divided by two (2). The third appraisal shall be disregarded. The quotient so derived shall be the monthly Base Rent for the Option Period; provided, however, in no event shall the monthly Base Rent at the commencement of the Option Period be less than the Base Rent in effect during the last month of the Original Term. Following the first year of the Option Period, the monthly Base Rent then in effect shall be subject to rent escalation (but not decrease), if any, based on formulae being employed at the time of and set forth in such appraisal in comparable buildings within the Comparison Area, such as but not limited to cost of living increases, as determined by the brokers.

            B. Lessor and Lessee shall each pay the costs and fees of the broker selected by it. Lessor and Lessee shall share equally the costs and fees of the third broker. In the event that either Lessor or Lessee does not identify a broker within the first fifteen (15) day period set forth in Paragraph 62.3.1 above, the one (1) broker appropriately and timely identified shall alone render the appraisal based on the PMR Criteria.

            62.4 ADDITIONAL RENT. In addition to monthly Base Rent, Lessee shall be obligated to pay during the Option Period all other expenses required to be paid by Lessee pursuant to the Lease and this Addendum during the Original Term, including without limitation Lessee's Share of Common Area Operating Expenses. The parking charges payable by Lessee shall be equal to the charges at buildings within the

                                                                  EXHIBIT 10.8.1

Comparison Area meeting the PMR Criteria, but in no event less than the rates set forth in Paragraph 54.2 above in effect as of the expiration of the Original Term.

            62.5 AGREEMENT ON TERMS. Lessor and Lessee, at either's request, shall promptly execute and exchange an appropriate agreement evidencing the extension of the Original Term for the Option Period and the terms thereof in a form reasonably satisfactory to both parties, but no such agreement shall be necessary in order to make the provisions hereof effective.

            63. RATIFICATION. Except as otherwise provided herein, all of the terms and conditions of the Lease are hereby ratified and confirmed and remain in full force and effect. In the event of a conflict between the provisions of the Lease and this Addendum, the provisions of this Addendum shall control. The Lease and this Addendum supersede all prior oral or written understandings between the parties and their respective brokers, including without limitation Lessor's broker's letter dated April 12, 2000 to Lessee's broker.

     IN WITNESS WHEREOF, this Addendum is made as of the date first above written.


LESSOR:                         PAS TRUST


                                By: /s/ Pablo Nankin
                                    -----------------------------------------
                                    Pablo Nankin, Trustee


LESSEE:                         VIANT CORPORATION,
                                a Delaware corporation


                                By: /s/ Robert L. Gett
                                    -----------------------------------------
                                    Its Chief Executive Officer and President


                                By: /s/ M. Dwayne Nesmith
                                    -----------------------------------------
                                    Its Chief Financial Officer

                                                                  EXHIBIT 10.8.1

                                   SCHEDULE 59

                           NOTICE OF LEASE TERM DATES

____________________________

____________________________

____________________________


            Re: Lease dated Lease dated July 5, 2000 (the "Lease"), between PAS Trust ("Lessor"), and Viant Corporation, Delaware corporation ("Lessee"), concerning 3562-3582 Eastham Drive, Culver City, California (the "Premises")

Gentlemen:

     In accordance with the Lease, we wish to advise you and/or confirm as follows:

            1. The Original Term for the Premises shall commence on or has commenced on ______________, 2000, for a term of eight (8) years, ending 2008.

            2. Base Rent commenced or shall commence to accrue on 2000, in the amount of $______________ per month.

            3.       The Premises contain ______________ square feet.

                                            "Lessor":

                                            PAS Trust


                                            By:
                                                --------------------------------
                                                Pablo Nankin
                                                Trustee

Agreed to and Accepted as
of ____________________, 2000

"Lessee":

Viant Corporation,
a Delaware corporation

By:
    --------------------------------------
    Its:
         ---------------------------------


By:
    --------------------------------------
    Its:
         ---------------------------------

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